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                              Echlin Inc.
           (Name of Registrant as Specified In Its Charter)

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                            SPX Corporation
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March 6, 1998

To the Board of Directors of Echlin Inc.:

I am writing to you in your capacity as fiduciaries for Echlin's shareholders. Echlin appears to be pursuing extreme defensive tactics that violate the principles of good corporate governance and which could destroy substantial value for Echlin shareholders - and the shareholders of every other company incorporated in Connecticut.

Indeed, since the day the Wall Street Journal first reported on an Echlin-instigated attempt to change Connecticut law to curtail shareholder voting rights, more than $200 million of value has been destroyed for Echlin shareholders. No other state has ever enacted such a draconian "dead hand" provision into law, promising Connecticut lasting national nororiety for abusive corporate governance.

Do you realize what this unprecedented bill would do? Even if 100% of Echlin shareholders voted to remove directors, they could not be removed for a year. After a year, even if a new board were elected by 100% of the shareholders, the new Board could not approve a business combination - even one all shareholders wanted. Only the old Board - the directors unanimously voted out by the shareholders - would be able to approve it for five years.

I can't believe you or Connecticut lawmakers intended such an abuse of corporate democracy.

This is especially misguided because the vast majority of Echlin's Connecticut jobs are not at risk. As you know, less than 3% of Echlin's 30,000 employees are in Connecticut. Most of these Connecticut jobs are in the Branford manufacturing facility which SPX has publicly committed to continue operating. We have also committed to continue Echlin's community involvement and charitable contributions at least at current levels. We have pledged to maintain a significant Connecticut presence, explore expansion opportunities in the State, and evaluate alternatives for the Branford headquarters. Accordingly, the Connecticut jobs in question are approximately 115 corporate positions at headquarters. Thus, it should be quite clear that the issue of Connecticut jobs is a red herring.

Let me also address some misconceptions contained in Echlin's preliminary revocation solicitation materials.

Echlin's materials question whether SPX has made a serious, bona fide offer. It is simply untrue that, "All SPX has done is to float a proposal." Let me assure you that SPX is fully committed to acquiring Echlin, and, as we stated in our own SEC filings, we will start our exchange offer as soon as permitted under the federal securities laws. Let me remind you that, on February 17, 1998, SPX delivered a proposed merger agreement to you which SPX was, and still is, prepared to enter into with Echlin. SPX has invested more than $43 million in Echlin shares - giving us a larger ownership position in Echlin than your entire Board and management combined - and we have incurred substantial expenses in connection with our proposal.

In addition, SPX has today begun to solicit written demands from Echlin shareholders to call a special meeting, after having completed SEC review of its solicitation materials.

Echlin's materials question the business rationale for the combination of Echlin and SPX, they express doubt about SPX's ability to realize the anticipated savings, and they assert that SPX is attempting to purchase Echlin at a price which does not reflect its true worth. Our response has not changed since we communicated with Echlin last year: meet with us; hear us out on the rationale for the transaction and its benefits to all constituencies; show us that there is more value inherent in Echlin.

We recognize that the conventional reaction to an unsolicited merger proposal is: knee-jerk rejection, a search for a white knight, criticism of the unsolicited bidder and its motives, and attempts to get self-interested legislation enacted. You should recognize that the transaction that we have proposed is not an 80's-style attempt to make a quick buck. On the contrary, we are not raiders; we are serious business people who run a business similar to Echlin's and who believe that the combination of the two companies is compelling - and would benefit both sets of shareholders as well as all other constituencies involved. Any concerns you may have regarding the impact of the transaction on your shareholders, creditors, employees, customers, suppliers and communities can be addressed. We believe SPX is the ideal merger partner for Echlin.

In keeping with your fiduciary duty, we urge you to negotiate with us a combination that is clearly in Echlin's best interests. Let me repeat that our strong preference is to complete this transaction on a negotiated basis. While we believe we have made a full and fair offer based on publicly available information, we are prepared to recognize any additional value Echlin can substantiate in the context of a negotiated transaction. We are also prepared to consider issues relating to other constituencies you may identify to us. We are ready to meet immediately with you and your advisors to quickly complete this compelling transaction.

If you negotiate with us, we hope to persuade you that we should be Echlin's white knight.

Very truly yours,

SPX CORPORATION

/s/ John B. Blystone

John B. Blystone
Chairman, President & CEO